Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this prospectus. Unless the context otherwise requires, references in this section to “Legacy Dragonfly” and the “Company” prior to the closing of the Business Combination are intended to mean Dragonfly Energy Corp., a Nevada corporation and “CNTQ” refers to Chardan NexTech Acquisition 2 Corp. prior to the Closing. References in this section to “Dragonfly” and the “Company” after the closing of the Business Combination are intended to mean, Dragonfly Energy Holdings Corp. and its consolidated subsidiaries.

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of CNTQ and Legacy Dragonfly adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Defined terms included below have the same meaning as terms defined and included elsewhere in this prospectus.

The historical financial information of CNTQ was derived from the unaudited financial statements of CNTQ as of September 30, 2022 and for the nine months ended September 30, 2022 and the audited financial statements of CNTQ as of December 31, 2021, included elsewhere in this prospectus. The historical financial information of Legacy Dragonfly was derived from the unaudited financial statements of Legacy Dragonfly as of September 30, 2022 and for the nine months ended September 30, 2022 and the audited financial statements of Legacy Dragonfly as of December 31, 2021, included elsewhere in this prospectus. Such unaudited pro forma financial information has been prepared on a basis consistent with the audited financial statements of CNTQ and Legacy Dragonfly, respectively, and should be read in conjunction with the audited historical financial statements and related notes, each of which is included elsewhere in this prospectus. This information should be read together with CNTQ’s and Legacy Dragonfly’s financial statements and related notes, the sections titled “CNTQ’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Dragonfly’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CNTQ is treated as the “acquired” company for financial reporting purposes. Legacy Dragonfly has been determined to be the accounting acquirer because Legacy Dragonfly, as a group, retained a majority of the outstanding shares of Dragonfly at closing of the Business Combination, they nominated five of the seven members of the board of directors at the closing of the Business Combination, Legacy Dragonfly’s management continues to manage Dragonfly and Legacy Dragonfly’s business comprises the ongoing operations of Dragonfly.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 assumes that the Business Combination and related transactions occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2021. CNTQ and Legacy Dragonfly did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Description of the Business Combination

On October 7, 2022, we consummated the previously announced merger pursuant to the Business Combination Agreement. CNTQ’s stockholders approved the Transactions at a special meeting of stockholders held on October 6, 2022.

At the Closing, the total consideration received by Legacy Dragonfly Equity Holders (shares and options) from CNTQ had an aggregate deemed value equal to $415,000,000, payable, in the case of Legacy Dragonfly Equity Holders, solely in new shares of common stock. The new shares of common stock were delivered to Legacy Dragonfly Equity Holders (including to holders of the Legacy Dragonfly preferred shares to be converted to common shares) and were allocated pro rata between the holders of Legacy Dragonfly common stock and options to acquire Legacy Dragonfly common stock. Based on the number of shares of Legacy Dragonfly common stock outstanding as of September 30, 2022 (together, solely for the purposes of this calculation, with additional Legacy Dragonfly shares issued upon exercise of Legacy Dragonfly Convertible Preferred Stock) on a fully-diluted and as-converted basis, taking into account the assumptions further described below, Legacy Dragonfly Stockholders have received 38,576,648 shares of common stock.

The former holders of shares of Legacy Dragonfly common stock (including shares received as a result of the Dragonfly Preferred Stock Conversion) are entitled to receive their pro rata share of up to 40,000,000 additional Earnout Shares of common stock. The Earnout Shares are issuable in three tranches. The first tranche of 15,000,000 shares is issuable if Dragonfly's 2023 total audited revenue is equal to or greater than $250 million and Dragonfly's 2023 audited operating income is equal to or greater than $35 million. The second tranche of 12,500,000 shares is issuable upon achieving a volume-weighted average trading price threshold of at least $22.50 on or prior to December 31, 2026 and the third tranche of 12,500,000 is issuable upon achieving a volume-weighted average trading price threshold of at least $32.50 on or prior to December 31, 2028. To the extent not previously earned, the second tranche is issuable if the $32.50 price target is achieved by December 31, 2028.

Dragonfly accounts for the Earnout Shares as either equity-classified or liability-classified instruments based on an assessment of the Earnout Shares specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, as defined below. Dragonfly has preliminarily determined that the Earnout Shares are indexed to Dragonfly’s stock and are therefore not precluded from equity classification. Such accounting determination will be assessed at each financial statement reporting date to determine whether equity classification remains appropriate. If the Earnout Shares are later determined to be liability-classified instruments, Dragonfly would recognize subsequent changes in the fair value of such Earnout Shares within earnings at each reporting period during the earnout period. The pro forma value of the Earnout Consideration was prepared utilizing a Monte Carlo simulation model. The significant assumptions utilized in determining the fair value of Earnout Consideration include the following: (1) a price for our common stock of approximately $14.00; (2) a risk-free rate of 4.24%; (3) projected revenue and EBITDA of $255,100,000 and $41,000,000 respectively; (4) expected volatility of future annual revenue and future annual EBITDA of 37.0% and 62.0% respectively; (5) discount rates ranging from 4.2%-8.8%; and (6) expected probability of change in control of 15.0%. The preliminary fair value of the Earnout Shares has been determined to be $391.3 million.

The accounting treatment of the Earnout Shares have been recognized at fair value upon the closing of the Business Combination and classified in stockholders’ equity. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Earnout Shares has been treated as a deemed dividend and since Dragonfly does not have retained earnings on Closing, the issuance has been recorded within additional-paid-in-capital. The unaudited pro forma condensed combined financial information does not reflect pro forma adjustments related to the recognition of these shares because there is no net impact on additional paid-in capital on a pro forma combined basis.

PIPE Investment

Pursuant to the subscription agreement, dated as of May 15, 2022 (the “Subscription Agreement”), by and between CNTQ and Chardan NexTech Investments 2 LLC (or an affiliate thereof if assigned pursuant to the Subscription Agreement, the “Sponsor”), the Sponsor agreed to purchase, and CNTQ agreed to sell to the Sponsor, an aggregate of 500,000 shares of CNTQ Common Stock for gross proceeds to CNTQ of $5 million in a private placement (the “PIPE Investment”). On September 28, 2022, the Sponsor and CCM entered into an assignment, assumption and joinder agreement, pursuant to which the Sponsor assigned all of the Sponsor’s rights, benefits and obligations under the Subscription Agreement to CCM.

Under the Subscription Agreement, the number of shares of CNTQ Common Stock that CCM was obligated to purchase was to be reduced by the number of shares of CNTQ Common Stock that CCM purchased in the open market, provided that such purchased shares were not redeemed, and the aggregate price to be paid under the Subscription Agreement was to be reduced by the amount of proceeds received by the Company because such shares are not redeemed (the “Offset”). During the week of September 26, 2022 CCM acquired in the open market in total 485,000 shares of common stock at purchase prices per share ranging from $10.33 to $10.38 (such shares, the “Purchased Shares”). The Purchased Shares were not redeemed, resulting in (i) the Company’s receipt of $5,016,547 from the Trust Account (based on a per share redemption price of $10.34) and (ii) a reduction in CCM’s purchase commitment under the Subscription Agreement to zero in accordance with the Offset. At the Closing, the Company issued an additional 15,000 shares to CCM pursuant to the terms of the Subscription Agreement.

Debt Financing

Term Loan Agreement

Consistent with the commitment letter entered into concurrently with signing of the Business Combination Agreement (the “Debt Commitment Letter”) between CNTQ and Legacy Dragonfly, CCM Investments 5 LLC, an affiliate of CCM (“CCM 5,” and in connection with the Term Loan, the “Chardan Lender”), and EICF Agent LLC (“EIP” and, collectively with the Chardan Lender, the “Initial Term Loan Lenders”), in connection with the Closing, CNTQ, Legacy Dragonfly and the Initial Term Loan Lenders entered into the Term Loan, Guarantee and Security Agreement (the “Term Loan Agreement”) setting forth the terms of a senior secured term loan facility in an aggregate principal amount of $75 million (the “Term Loan”). The Chardan Lender backstopped its commitment under the Debt Commitment Letter by entering into a backstop commitment letter, dated as of May 20, 2022 (the “Backstop Commitment Letter”), with a certain third-party financing source (the “Backstop Lender” and collectively with EIP, the “Term Loan Lenders”), pursuant to which the Backstop Lender committed to purchase from the Chardan Lender the aggregate amount of the Term Loan held by the Chardan Lender (the “Backstopped Loans”) immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date. The accounting treatment for the Term Loan remains preliminary and is subject to final analysis.

Term Loan Warrants

In connection with the entry into the Term Loan Agreement, and as a required term and condition thereof, the Company issued (i) the penny warrants to the Term Loan Lenders exercisable to purchase an aggregate of 2,593,056 shares, which is equal to approximately 5.6% of common stock calculated on an agreed fully diluted outstanding basis on the issuance date (the “Penny Warrants”) and (ii) the $10 warrants to issue warrants to the Term Loan Lenders exercisable to purchase an aggregate of 1,600,000 shares of common stock at $10 per share (the “$10 Warrants” and, together with the Penny Warrants, the “ Term Loan Warrants”). The $10 Warrants were exercised on a cashless basis on October 10, 2022, with the Company agreeing to issue 457,142 shares of Common Stock in connection with such exercise. The additional shares of common stock will dilute the pro forma ownership of the other Company stockholders of proportionately. None of CCM 5 or any of its affiliates have received or will receive any Term Loan Warrants. The Company preliminarily concluded equity, however based on the terms finalized as part of the merger, the warrants will be accounted for as liabilities. As such, the estimated fair value is recognized as a liability each reporting period, with changes in the fair value recognized within income each period. Additionally, the Penny Warrants are not considered in the weighted average number of outstanding shares for basic earnings per share as a result of this liability classification.

ChEF Equity Facility

Consistent with the equity facility letter agreement between Legacy Dragonfly and CCM 5, the Company and CCM entered into the Purchase Agreement and a Registration Rights Agreement (the “ChEF RRA”) in connection with the Closing (the “ChEF Equity Facility”). In addition, the Company appointed LifeSci Capital, LLC as “qualified independent underwriter” with respect to the transactions contemplated by the Purchase Agreement.

Pursuant to, on the terms of and subject to the satisfaction of the conditions in the Purchase Agreement, including the filing and effectiveness of this or another registration statement registering the resale by CCM of the shares of common stock issued to it under the Purchase Agreement, the Company will have the right from time to time at its option to direct CCM to purchase an amount of shares of common stock, up to a maximum aggregate purchase price of $150 million over the term of the equity facility.

The pro forma adjustments giving effect to the Business Combination and related transactions are summarized below, and are discussed further in the footnotes to these unaudited pro forma condensed combined financial statements:

•	the consummation of the Business Combination and reclassification of cash held in CNTQ’s Trust Account to cash and cash equivalents, net of redemptions (see below);

•	the redemptions prior to Closing;

•	the consummation of the Subscription Agreement;

•	the consummation of the Term Loan;

•	the repayment of existing debt; and

•	the accounting for certain offering costs and transaction costs incurred by both CNTQ and Dragonfly.

Prior to the Closing, CNTQ’s public stockholders holding 2,031,910 ordinary shares elected to redeem such shares.

The following summarizes the pro forma ownership of common stock of Dragonfly following the Business Combination and related transactions:

	Number of Shares	Percentage of Outstanding Shares
Dragonfly existing shareholders(1)	38,576,648	90.1%
Chardan existing public stockholders(2)(3)	576,438	1.3%
Initial Stockholders(4)(5)	3,662,500	8.6%
Pro forma Common Stock(6)	42,815,586	100.0%

(1) Excludes 40,000,000 Earnout Shares of common stock as the earnout contingencies have not yet been met.

(2) Excludes 9,487,500 shares of common stock underlying the public warrants.

(3) Reflects the redemptions of 9,556,652 Public Shares in connection with the Charter Amendment and 2,031,910 Public Shares prior to Closing, and excludes 485,000 Public Shares purchased on the open market by an affiliate of the Sponsor pursuant to the PIPE Subscription.

(4) Excludes 4,627,858 shares of common stock underlying the private warrants.

(5) Includes shares of common stock held by the Sponsor and its affiliates, including 500,000 shares of common stock pursuant to the PIPE Subscription held by CCM, an affiliate of the Sponsor, of which 485,000 shares were purchased in the open market and the remaining 15,000 shares issued at Closing.

(6) Excludes shares of common stock issuable pursuant to the ChEF Equity Facility after Closing.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2022
(in thousands, except share and per share amounts)

	CNTQ (Historical)	Legacy Dragonfly (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$316	$10,517	$31,996	A	$22,644
			73,486	B
			(29,342)	C
			(39,312)	D
			(4,000)	H
			(21,017)	J
Restricted cash	—	3,044	(3,044)	D	—
Accounts receivable	—	3,820	—		3,820
Inventory	—	39,487	—		39,487
Prepaid expenses and other current assets	171	5,749	(2,709)	C	3,211
Prepaid inventory	—	3,729	—		3,729
Total current assets	487	66,346	6,058		72,891
Investments held in Trust Account	31,996	—	(31,996)	A	—
Deferred issuance costs	—	—	1,000	I	1,000
Property and equipment, net	—	9,816	—		9,816
Deferred tax asset	—	1,254	—		1,254
Operating lease right of use asset	—	4,878	—		4,878
Total assets	$32,483	$82,294	$(24,938)		$89,839

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,174	$10,851	$—		$12,025
Customer deposits	—	287	—		287
Income tax payable	39	—	—		39
Notes payable, current portion	—	16,529	(16,529)	D	—
Operating lease liability, current portion	—	1,157	—		1,157
Obligation to issue common stock	—	—	1,000	I	1,000
Promissory note - related party	400	—	(400)	C	—
Total current liabilities	1,613	28,824	(15,929)		14,508
Operating lease liability, net of current portion	—	3,821	—		3,821
Notes payable-non current, net of debt discount	—	24,182	20,537	B	18,422
			(2,115)	C
			(24,182)	D
Warrant liabilities	1,990	—	52,949	B	54,939
Total liabilities	3,603	56,827	31,260		91,690
Common stock subject to possible redemption	31,706	—	(31,706)	E	—
Convertible preferred stock	—	2,000	(2,000)	F	—

Stockholders' equity (deficit)
Common stock	—	5	3	E	40
			34	F
			(2)	J
Additional paid-in capital	—	18,480	(28,001)	C	307
			31,703	E
			1,966	F
			(2,826)	G
			(21,015)	J
Accumulated (deficit) earnings	(2,826)	4,982	(1,535)	C	(2,198)
			(1,645)	D
			2,826	G
			(4,000)	H
Total stockholders' equity (deficit)	(2,826)	23,467	(22,492)		(1,851)
Total liabilities, temporary equity and stockholders' equity (deficit)	$32,483	$82,294	$(24,938)		$89,839

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022
(in thousands, except share and per share amounts)

	CNTQ (Historical)	Legacy Dragonfly (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Net Sales	$—	$66,042	$—		$66,042
Cost of goods sold	—	46,481	—		46,481

Operating expenses:
Formation and operating costs	1,623	—	—		1,623
Franchise tax expense	151	—	—		151
Research and development	—	1,951	—		1,951
General and administrative	—	13,716	—		13,716
Selling and marketing	—	9,331	—		9,331
Loss from operations	(1,774)	(5,437)	—		(7,211)

Other income (expense):
Interest expense	—	(3,657)	3,657	DD	(12,826)
			(12,826)	EE
Loss on disposition of assets	—	(62)	—		(62)
Net gain on investments held in Trust Account	469	—	(469)	AA	—
Change in fair value of warrant liability	46	—	—		46
Total other income (expense)	515	(3,719)	(9,638)		(12,842)
Income (loss) before income taxes	(1,259)	(9,156)	(9,638)		(20,053)
Income tax benefit	39	(1,700)	—		(1,661)
Net income (loss)	$(1,298)	$(7,456)	$(9,638)		$(18,392)
			—		—
Net income (loss) per share (Note 4):
Weighted average shares outstanding - basic	13,957,179	21,131,993
Net income per share - basic	$(0.09)	$(0.35)
Weighted average shares outstanding - diluted	13,957,179	21,131,993
Net income per share - diluted	$(0.09)	$(0.35)
Weighted average shares outstanding - basic and diluted					42,815,586
Net loss per share - basic and diluted					$(0.43)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share amounts)

	CNTQ (Historical)	Legacy Dragonfly (Historical)	Transaction Accounting Adjustments		Pro Forma Combined
Net Sales	$—	$78,000	$—		$78,000
Cost of goods sold	—	48,375	—		48,375

Operating expenses:
Formation and operating costs	292	—	—		292
Franchise tax expense	66	—	—		66
Research and development	—	2,689	—		2,689
General and administrative	—	10,621	19,626	BB	34,247
			4,000	CC
Selling and marketing	—	9,848	—		9,848
(Loss) income from operations	(358)	6,467	(23,626)		(17,517)

Other income (expense):
Other income	—	1	—		1
Interest expense	—	(519)	519	DD	(14,002)
			(14,002)	EE
Loss on extinguishment of indebtedness	—	—	(1,645)	DD	(1,645)
Warrant issuance costs	(19)	—	—		(19)
Loss on sale of private warrants	(1,254)	—	—		(1,254)
Net gain on investments held in Trust Account	24	—	(24)	AA	—
Change in fair value of warrant liability	3,517	—	—		3,517
Total other income (expense)	2,268	(518)	(15,152)		(13,402)
Income (loss) before income taxes	1,910	5,949	(38,778)		(30,919)
Income tax expense	—	1,611	—		1,611
Net income (loss)	$1,910	$4,338	$(38,778)		$(32,530)

Net income (loss) per share (Note 4):
Weighted average shares outstanding - basic	7,732,021	20,101,129
Net income per share - basic	$0.25	$0.15
Weighted average shares outstanding - diluted	7,991,952	21,931,108
Net income per share - diluted	$0.24	$0.13
Weighted average shares outstanding - basic and diluted					42,815,586
Net loss per share - basic and diluted					$(0.76)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1. Basis of Presentation

The Business Combination has been accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, CNTQ has been treated as the “accounting acquiree” and Legacy Dragonfly as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination has been treated as the equivalent of Legacy Dragonfly issuing shares for the net assets of CNTQ, followed by a recapitalization. The net assets of Legacy Dragonfly have been stated at historical cost. Operations prior to the Business Combination are those of Legacy Dragonfly.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to the Business Combination and related transactions as if they occurred on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 give effect to the Business Combination and related transactions as if they occurred on January 1, 2021. These periods are presented on the basis that Legacy Dragonfly is the acquirer for accounting purposes.

The pro forma adjustments reflecting the consummation of the Business Combination and the related transaction are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible that the difference may be material. The Company believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of CNTQ and Legacy Dragonfly.

Note 2. Accounting Policies and Reclassifications

Upon consummation of the Business Combination, management is performing a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Preferred Stock Conversion

Immediately prior to the consummation of the Business Combination, each share of Legacy Dragonfly’s pre-merger preferred stock has been converted into one share of Dragonfly common stock. Upon the closing of the Business Combination (after giving effect to the conversion of Legacy Dragonfly preferred stock into Legacy Dragonfly common stock), all shares of Legacy Dragonfly common stock outstanding have been converted into shares of Dragonfly common stock.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Accounting for Stock Option Conversion

The Company accounts for stock-based compensation arrangements with employees and non-employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock-based payments, including stock options. As of the Effective Time, each Legacy Dragonfly option prior to the business combination that was then outstanding has been converted into an option to purchase shares of Dragonfly common stock upon substantially the same terms and conditions as were in effect with respect to such option immediately prior to the Effective Time, subject to specific terms and conditions. As the Legacy Dragonfly post-merger options contain only service-based vesting conditions, management will recognize the incremental fair value related to the portion of the fully vested post-merger option and subject to service-based vesting conditions as consideration transferred. As there was no change in the terms of the options, management does not expect to recognize any incremental fair value.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and related transactions and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Dragonfly has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. CNTQ and Legacy Dragonfly have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Legacy Dragonfly’s ordinary shares outstanding, assuming the Business Combination and related transactions occurred on January 1, 2021.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2022 are as follows:

A.	Reflects the reclassification of $32.0 million held in the Trust Account, inclusive of interest earned on the Trust Account, to cash and cash equivalents that is available at closing of the Business Combination, prior to the additional redemptions before the closing.

B.	Represents cash proceeds of approximately $73.5 million pursuant to the Term Loan. The Term Loan involves the issuance of $75.0 million in principal amount of term loans (with an original issue discount of 3%) and the related issuance of the Term Loan Warrants (i.e., the Penny Warrants and the $10 Warrants) for net proceeds of approximately $73.5 million. Until April 1, 2023, interest will accrue on all outstanding principal amount of the term loans at 13.5% per annum, payable quarterly and partially paid-in-kind. The Company preliminarily determined that the Term Loan Warrants will be liability-classified instruments to be recognized as warrant liabilities on the balance sheet based on their fair values at issuance, and as an offset to the debt instrument to be amortized over the life of the debt instrument, with changes in fair value of the warrant liabilities being recognized within earnings at each reporting period. If the Term Loan Warrants are determined to be equity-classified instruments, the Term Loan Warrants would be recognized within equity and an offset to the debt instrument based on their relative fair values. Certain transaction costs totaling $1.5 million have been allocated to these liability-classified instruments and have been expensed (see adjustment C). For purposes of the unaudited pro forma condensed combined balance sheet, the preliminary fair value of the Term Loan Warrants of $52.9 million has been recorded as warrant liabilities with an offset against the debt as debt issuance costs. The fair value of the Term Loan Warrants was based on a Black-Scholes simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility. An additional $2.1 million of transaction costs have been allocated to the Term Loan as debt issuance costs offset against the debt (see adjustment C).

C.	Represents the repayment of CNTQ related party promissory note of $0.4 million at closing, and payment of estimated transaction costs of $31.7 million in relation to the Business Combination, of which $28.9 million was paid at closing, and $2.7 million was paid prior to closing and included within other current assets of Legacy Dragonfly. Certain transaction costs totaling $0.7 million have been identified as direct and incremental to the execution of the Term Loan and Term Loan Warrants, of which $0.4 million was recognized as an offset against the debt, and $0.3 million was expensed based on allocation to these instruments based on their relative fair values. Certain transaction costs totaling $12.8 million, which include legal, accounting, and other services incurred related to the Business Combination have been allocated between the following financial instruments issued and assumed in the Business Combination based on their relative fair values at Closing: shares of CNTQ Common Stock, CNTQ Warrants, the Earnout Shares, the Term Loan, and the Term Loan Warrants. The allocation of these costs resulted in $1.7 million recognized as debt issuance costs offset against the Term Loan, $9.9 million recognized as equity issuance costs offset to additional paid-in capital, and $1.2 million recognized within expense. CNTQ incurred an estimated $18.1 million, inclusive of $4.1 million pursuant to a Business Combination Marketing Agreement with CCM, $7.1 million in legal costs, and $6.8 million of printing, legal, financial advisory, insurance, and accounting services including the Duff & Phelps fairness opinion, all of which were expensed and recognized to CNTQ’s accumulated deficit and reclassified to additional paid-in capital at Closing to reflect the reclassification of CNTQ’s historical accumulated deficit. Dragonfly continues to evaluate eligible costs that may need to be allocated to the respective instruments issued or assumed pursuant to the Business Combination which could impact amounts reported as equity or debt issuance costs.

D.	Represents repayment of outstanding principal indebtedness of Legacy Dragonfly totaling $42.4 million and the write off of unamortized debt discount and other settlement fees incurred totaling $1.6 million.

E.	Reflects the reclassification of approximately $31.7 million of common stock subject to possible redemption to permanent equity.

F.	Represents recapitalization of Legacy Dragonfly’s outstanding equity as a result of the reverse recapitalization and the issuance of common stock to Legacy Dragonfly Equity Holders as consideration for the reverse recapitalization.

G.	Reflects the reclassification of CNTQ’s historical accumulated deficit into additional paid-in capital as part of the reverse recapitalization.

H.	Represents transaction bonus payments of $4.0 million to certain Legacy Dragonfly executives. The bonus payments were contingent on the cash remaining after the Business Combination after the payment of transaction expenses and repayment of existing indebtedness of Legacy Dragonfly, as well as the amount of public warrants exercised following completion of the Business Combination.

I.	Represents an obligation to issue shares of Dragonfly common stock with a discount of up to $1.0 million over the term of the ChEF Equity Facility, payable by way of a reduction of the VWAP Purchase Price. Dragonfly may terminate the facility at any time subject to the full payment of a commitment fee of $1.0 million.

J.	Reflects the additional redemptions of 2,031,910 Public Shares prior to closing, for aggregate payments to redeeming Public Shareholders of $21.0 million at a redemption price of $10.34 per share allocated to common stock and additional paid-in capital using par value $0.001 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021 are as follows:

AA. Reflects elimination of investment income on the Trust Account.

BB. Reflects transaction costs of $19.6 million as if incurred on January 1, 2021, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statement of operations. This is a non-recurring item.

CC. Represents transaction bonus payments of $4.0 million to certain Legacy Dragonfly executives. The bonus payments were contingent on the cash remaining after the Business Combination after the payment of transaction expenses and repayment of existing indebtedness of Dragonfly, as well as the amount of public warrants exercised following completion of the Business Combination.

DD. Represents the elimination of interest expense recognized on Legacy Dragonfly indebtedness and the recognition of a loss on extinguishment of Legacy Dragonfly indebtedness as if the Business Combination closed, and the indebtedness was settled, on January 1, 2021 (see adjustment D).

EE. Represents the recognition of interest expense on the Term Loan as if the facility was executed on January 1, 2021, consisting of $7.6 million and $10.1 million of interest expense for the nine months ended September 30, 2022 and the year ended December 31, 2021, respectively, calculated using an approximated rate of 13.50% per annum (as further detailed in the Term Loan Agreement), and $5.2 million and $3.9 million of amortization of debt issuance costs related to the Term Loan for the for the nine months ended September 30, 2022 and the year ended December 31, 2021, respectively. The amortization of debt issuance costs was calculated using an effective interest rate of 70.1% based on an estimated initial book value of the Term Loan of $18.4 million after deducting the proceeds allocated to the Term Loan Warrants of $52.9 million, allocated transaction costs of $2.1 million, and a $1.5 million original issue discount (or 3% of proceeds).

Note 4. Net Loss per Share

Net loss per share was calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination and the related transactions, assuming the shares were outstanding since January 1, 2021. As the Business Combination and the related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and related have been outstanding for the entirety of all periods presented.

	Nine Months Ended September 30, 2022 (1)	Year Ended December 31, 2021 (1)
Pro forma net loss	$(18,392)	$(32,530)
Weighted average shares outstanding - basic and diluted(2)	42,815,586	42,815,586
Pro forma net loss per share - basic and diluted	$(0.43)	$(0.76)
Excluded securities:(3)
Earnout Shares	40,000,000	40,000,000
Public Warrants	9,487,500	9,487,500
Private Warrants	4,627,858	4,627,858
Dragonfly Options	3,664,975	3,664,975
Penny Warrants	2,593,056	2,593,056
$10 Warrants	1,600,000	1,600,000

(1) Pro forma income (loss) per share includes the related pro forma adjustments as referred to within the section “Unaudited Pro Forma Condensed Combined Financial Information.”

(2) Excludes shares of common stock issuable after Closing pursuant to the ChEF Equity Facility.

(3) The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive or the issuance or vesting of such shares is contingent upon the satisfaction of certain conditions which were not satisfied by the end of the periods presented.